BANCFIRST CORPORATION

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2008, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of BancFirst Corporation on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of BancFirst Corporation on Forms S-8 (File No. 333-119622, effective October 8, 2004; File No. 333-31886, effective March 7, 2000 and File No. 333-65129, effective September 30, 1998).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 14, 2008